Exhibit 35.1


                   DEUTSCHE BANK TRUST NATIONAL TRUST COMPANY

                             OFFICER'S CERTIFICATE

            This OFFICER'S CERTIFICATE is furnished pursuant to Section 3.11 of the Trust Agreement, dated as of October 31, 2006, by and among Indymac MBS, Inc., as Depositor, Morgan Stanley & Co., as Underlying Certificate Seller and Deutsche Bank National Trust Company, as Trustee, Securities Intermediary and Bank (the "Trustee"), (the "Trust Agreement"). Capitalized terms not defined herein shall have the meanings given to such terms in the Trust Agreement.

            I, Ronaldo Reyes, a Vice President of Deutsche Bank National Trust Company, a national banking association, do hereby certify that:

            1. A review of the activities of the Trustee for the period beginning October 31, 2006 and ending December 31, 2006 (the "Annual Period") and the performance of the Trustee under the Trust Agreement has been made under my supervision; and

            2. To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Trust Agreement, in all material respects throughout the Annual Period.

            IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of March 2007.


                                     By: /s/ Ronaldo Reyes
                                         ---------------------------------------
                                         Ronaldo Reyes
                                         Vice President